COLUMBIA NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND
                              MANAGEMENT AGREEMENT

AGREEMENT dated as of the 27th day of March, 2006 between COLUMBIA FUNDS SERIES TRUST I, a Massachusetts business trust (the "Trust"), on behalf of its COLUMBIA NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND series (the "Fund"), and COLUMBIA MANAGEMENT ADVISORS, LLC (the "Advisor").

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Advisor will manage the investment of the assets of the Fund in accordance with its prospectus and statement of additional information and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Advisor may delegate its investment responsibilities to a sub-advisor.

2.   In carrying out its investment management obligations, the Advisor shall:
     (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in its prospectus and statement of additional information; and (c) report results to the Board of Trustees of the Trust.

3. The Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

4. The Fund shall pay the Advisor monthly a fee at the annual rate as shown in the table below (shown in $MM):

    $    0.0   to   $  500.0           0.480%
     $  500.0   to   $1,000.0           0.430%
     $1,000.0   to   $1,500.0           0.400%
     $1,500.0   to   $3,000.0           0.370%
     $3,000.0   to   $6,000.0           0.360%
    >$6,000.0                           0.350%

5. The Advisor may waive its compensation (and bear expenses of the Fund) to the extent that expenses of the Fund exceed any expense limitation the Advisor declares to be effective.

6.   This Agreement shall become effective as of the date of its execution, and
       (a) unless otherwise terminated, shall continue from year to year so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Advisor either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding shares of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Advisor on sixty days' written notice to the Trust.


7.   This Agreement may be amended in accordance with the 1940 Act.

8. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

9.   The Advisor shall maintain, keep current and preserve on behalf of the

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     Fund, in the manner required by the 1940 Act, records identified by the
     Trust from time to time. Advisor agrees to make such records available upon request to the Trust and its auditors during regular business hours at the Advisor's offices. Advisor further agrees that such records are the property of the Trust and will be surrendered to the Trust promptly upon request.

10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.


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     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.


COLUMBIA FUNDS SERIES TRUST I, on behalf of its
COLUMBIA NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND series


By: /s/ Christopher L. Wilson
    ------------------------------------
    Name:  Christopher L. Wilson
    Title: President


COLUMBIA MANAGEMENT ADVISORS, LLC


By: /s/ Roger Sayler
    ------------------------------------
    Name:  Roger Sayler
    Title: Managing Director


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.